FOR IMMEDIATE RELEASE

Nastech Pharmaceutical Company Announces Promotion of Rick Costantino, Ph.D., to Chief Scientific
Officer of Delivery

BOTHELL, Wash., October 4, 2007 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) announced today the promotion of Henry “Rick” Costantino, Ph.D., to Chief Scientific Officer of Delivery. Dr. Costantino will assume the responsibilities for leading Nastech’s development of new drug delivery technologies for peptide and protein therapeutics. Paul Johnson, Ph.D., Nastech’s Chief Scientific Officer since 2003, is retiring tomorrow, October, 5 2007, as was previously announced.

“Nastech continues to rapidly advance new technologies for the development of non-invasive delivery options for peptide and protein therapeutics,” stated Steven C. Quay, M.D., Ph.D., Chairman, President and CEO of Nastech. “Rick’s promotion ensures that we will maintain strong scientific leadership and continuity in our research efforts as we expand our capabilities in this area. He will concentrate on advancing the development of new drugs and delivery systems for peptide and protein drugs.”

Dr. Quay added, “I would like to thank Dr. Johnson for his many years of dedicated service to Nastech. During his tenure as Chief Scientific Officer, Nastech’s drug delivery technologies have made significant advances. We wish Paul well in his future endeavors.”

“As Chief Scientific Officer of Delivery, I am pleased to have the opportunity to direct the outstanding pharmaceutical development team here at Nastech to develop new approaches for the delivery of peptide and protein drugs,” stated Dr. Costantino. “My experience in the drug delivery industry and at Nastech provides the background to support our goals as we further the advancement of Nastech’s drug delivery technologies, providing more opportunities for patients and physicians while increasing shareholder value.”

Dr. Costantino has served as Director of Formulations since June 2003 and was recently promoted to Vice President of Pharmaceutical Research & Development. Prior to joining Nastech, he spent five years at Alkermes, Inc. working to develop new technologies for enhanced delivery of peptide and protein therapeutics and served as a key member in managing external collaborations. Prior to that, he spent three years at Genentech, Inc. as a research scientist in their pharmaceutical research and development group. Dr. Costantino received his Bachelor of Science and Master of Science degree from The Johns Hopkins University and a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology.

In Dr. Costantino’s new role, he will focus on the development of intranasal peptides and proteins. The Company’s RNAi therapeutics programs will continue under the direction of Dr. Quay.

About Nastech

Nastech is a biopharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. Nastech and its collaboration partners are developing products for multiple therapeutic areas including osteoporosis, obesity, diabetes, autism, respiratory diseases and inflammatory conditions. Additional information about Nastech is available at http://www.nastech.com.

Nastech Forward Looking Statements

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contacts:

Nastech
Ed Bell
Director, Investor Relations
(425) 908-3639
ir@nastech.com

Russo Partners, LLC
Matthew Haines (Investors/Media)
(212) 845-4235